Exhibit 99.1 Cedar Realty Trust Declares Dividends on Preferred Stock VIRGINIA BEACH, VA – July 22, 2024 - Cedar Realty Trust, Inc. (NYSE:CDRpB, CDRpC) announced today that its Board of Directors declared the payment of a cash dividend of $0.453125 per share on the Company’s 7.25% Series B Cumulative Redeemable Preferred Stock, payable on August 20, 2024 to shareholders of record as of the close of business on August 9, 2024. The Company also announced that the Board declared the payment of a cash dividend of $0.40625 per share on the Company’s 6.50% Series C Cumulative Redeemable Preferred Stock, payable on August 20, 2024 to shareholders of record as of the close of business on August 9, 2024. Contact Investor Relations: (757) 627-9088 About Cedar Realty Trust, Inc. Cedar Realty Trust, Inc., a wholly owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a real estate investment trust which focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company’s portfolio comprises 18 properties, with approximately 2.7 million square feet of gross leasable area. For additional financial and descriptive information on the Company, its operations, and its portfolio, please refer to the Company's website at www.whlr.us.